Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-1 of Mitcham Industries, Inc. of our reports dated April 8, 2015, relating to our audits of the consolidated financial statements, the financial statement schedule, and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2015.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Houston, Texas

December 22, 2015